Exhibit 4.8
CERTIFICATE OF INCORPORATION
OF
TARGA RESOURCES PARTNERS FINANCE CORPORATION
     FIRST: The name of the corporation is Targa Resources Partners Finance Corporation.
     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock of the par value of $0.01 per share.
     FIFTH: The name of the incorporator is Rene R. Joyce and his mailing address is 1000 Louisiana, Suite 4300, Houston, Texas 77002.
     SIXTH: The name and mailing address of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Address
Rene R. Joyce	1000 Louisiana, Suite 4300
Houston, Texas 77002

Jeffrey J. McParland	1000 Louisiana, Suite 4300
Houston, Texas 77002
The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot.
     SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.
     EIGHTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     NINTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.
     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of May, 2008.

/s/ Rene R. Joyce

Rene R. Joyce
Incorporator

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